Exhibit 10.4

ROYALTY AGREEMENT

dated as of September 10, 2026

by and among

CERENOME, INC.,

CNSIDE DIAGNOSTICS, LLC,

as the Payor Parties

and

3i, LP,

as the Payee

Exhibits

Exhibit A:	Payee Accounts

ii

ROYALTY AGREEMENT

This ROYALTY AGREEMENT (this “Agreement”), dated as of September 10, 2026, is by and among CNSide Diagnostics, LLC, a Delaware limited liability company (“CNSide”), Cerenome, Inc., a Delaware corporation (the “Parent,” and together with CNSide, the “Payor Parties”), and 3i, LP, a Delaware limited partnership (the “Payee”).

W I T N E S S E T H:

WHEREAS, CNSide holds certain assets and rights relating to the Covered Revenue (as defined herein);

WHEREAS, CNSide desires to pay to Payee the Royalty (as defined herein) on the terms and conditions set forth in this Agreement;

WHEREAS, CNSide is a direct subsidiary of the Parent; and

WHEREAS, it is a condition precedent to the Payee’s obligations to make available to the Parent the funds and other financial accommodations under the Purchase Agreement (as defined herein) that the Parent shall guarantee the payment by CNSide when due of all Royalty Payments (as defined herein) all other obligations of CNSide to the Payee pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE I.

DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1. Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“Account Bank” means Pershing Advisor Solutions LLC, Wells Fargo Bank, or such other bank approved by the Payee and the Parent.

“Account Control Agreement” means any agreement entered into by the Account Bank, CNSide and the Payee in form and substance reasonably satisfactory to the Payee, pursuant to which, among other things, the Payee shall have control over the Collection Account within the meaning of Section 9-104 of the UCC.

“Affiliate” means, with respect to any designated Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such designated Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person, the conduct of its business, or any of its properties, products or assets.

“Bankruptcy Event” means the occurrence of any of the following in respect of any Person: (a) an admission in writing by such Person of its inability to pay its debts as they become due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or (b) of this definition; or (d) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof.

“Business” means CNSide’s business to develop and commercialize proprietary laboratory-developed tests, including the CNSide® cerebrospinal fluid assay platform, which is designed to identify, characterize and monitor tumor cells in patients with central nervous system cancers.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.

“CNSide Indemnified Party” has the meaning set forth in Section 7.2.

“Change of Control” means any (w) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of CNSide or issuance, sale or exchange of shares (or similar transaction or series of related transactions) of CNSide in which the holders of the CNSide’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than 50% of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether CNSide is the surviving entity, or (x) Disposition of all or substantially all of the properties or assets of CNSide.

“Closing” has the meaning set forth in Section 6.1.

“Closing 8-K” has the meaning set forth in Section 5.2.

“Closing Date” has the meaning set forth in Section 6.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Collection Account” means a segregated deposit account of CNSide established and maintained at an Account Bank pursuant to an Account Control Agreement for the purpose of receiving remittances from the Lockbox Account.

“Confidential Information” has the meaning set forth in Section 8.1.

“Counterparty” means any counterparty to a Material Contract.

“Covered Revenue” has the meaning set forth in Section 2.1.

“Covered Transaction” means a sale, assignment, transfer, license or other disposition, in whole or in part, of any material rights in or to the Covered Revenue,.

“Disclosing Party” has the meaning set forth in Section 8.1.

“Disposition” or “Dispose” means, with respect to any Person, directly or indirectly, the sale, assignment, conveyance, transfer, license, sublicense or other disposition (whether in a single transaction or a series of related transactions) (including by way of a sale and leaseback transaction) of property or assets by any Person.

“Dollar” or the sign “$” means United States dollars.

“Equity Interests” means, with respect to any Person, all of the (i) shares of capital stock of (or other ownership or profit interests in) such Person, (ii) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (iii) securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (iv) other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.4.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the FDA and any other government authority in any country.

“Indebtedness” of any Person means (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services (except (i) any accounts payable that arise in the ordinary course of business that are not in dispute and are not 90 days or more past due, (ii) payroll liabilities and deferred compensation, and (iii) any purchase price adjustment, royalty, earnout, milestone payments, contingent payment or deferred payment of a similar nature incurred in connection with any license, lease, contract research and clinic trial arrangements or acquisition), (d) any obligation of such Person as lessee under a capital lease (under GAAP as in effect on the date hereof), (e) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (f) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other guaranty issued by such other Person, (g) any Indebtedness of others secured by a Lien on any asset of such Person, and (h) any Indebtedness of others guaranteed by such Person; provided that intercompany loans among CNSide and its Affiliates shall not constitute Indebtedness.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to CNSide, (a) for the purposes of ARTICLE III, the actual knowledge, as of the date of this Agreement, of Marc Hedrick or Andrew Sims, after due inquiry by each such person of each of her direct reports and (b) for the other purposes of this Agreement, the actual knowledge, as of a specified time, of Marc Hedrick or Andrew Sims or any successor to any of such persons holding the same or substantially similar position at such time; provided, however, that for purposes of this clause (b), each such person shall be deemed to have actual knowledge of any fact or matter such officer would reasonably be expected to discover in performing his or her duties and responsibilities, in such capacity, in the ordinary course of business.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale or any sale with recourse, or any other restriction on transfer.

“Lockbox Account” means a segregated deposit account of CNSide established and maintained at an Account Bank pursuant to an Account Control Agreement for the purpose of receiving Royalty Payments owed to the Payee.

“Loss” means any loss, liability, cost, expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses), charge, fine, penalty, obligation, judgment, award, assessment, claim or cause of action.

“Material Adverse Effect” means a material adverse effect on (a) the legality, validity or enforceability of this Agreement or the Material Contracts, (b) the ability of CNSide to perform their obligations under this Agreement, (c) the rights or remedies of the Payee under this Agreement, (d) the right of the Payee to receive the Royalty Payments, the timing, amount or duration of the Royalty Payments, or the right to receive royalty reports and other information (including audit information) on the terms set forth in this Agreement, or (e) the business of CNSide and its subsidiaries, taken as a whole.

“Material Contract” means any license agreement, distribution agreement, supply agreement, any agreement or arrangement, in each case between CNSide and a Third Party (other than Affiliates of CNSide) that is necessary or useful for the conduct of the Business by CNSide.

“Material Nonpublic Information” means any information that has not been disseminated to the general public, including, without limitation, through public filing with a securities regulatory authority, issuance of a press release, disclosure of the information in a national or broadly disseminated news service, or the issuance of a proxy statement or prospectus, that might (i) affect the market value or trading of a security generally or (ii) affect an investment decision of a reasonable investor.

“Parent” has the meaning set forth in the preamble.

“Payor Parties” has the meaning set forth in the preamble.

“Party” means each of the Payor Parties or the Payee, as the context requires, and “Parties” means, together, the Payor Parties and the Payee.

“Payee” has the meaning set forth in the preamble.

“Payee Account” means the account set forth on Exhibit A (or to such other account as a Payee shall notify CNSide in writing from time to time).

“Payee Connection Tax” means any Tax to the extent that it would not be imposed but for (i) the Payee being organized in or having a permanent establishment (or otherwise actively conducting a business in) in (other than in connection arising from this Agreement and/or any transactions contemplated hereby) the jurisdiction of the applicable taxing authority (ii) any failure of the Payee to provide the withholding agent any valid applicable documentation, certificates, or other tax forms, which allow such withholding agent to make payments under this Agreement to the Payee without deduction or withholding for any U.S. federal withholding taxes (iii) any U.S. federal withholding taxes imposed on amounts payable to Payee (or its successor or assignee, including pursuant to Section 10.3) pursuant to a law in effect on the date the Payee (or its successor or assignee, including pursuant to Section 10.3) becomes party to this Agreement, or (iv) any payment to the Payee under this Agreement being characterized as compensation for services to such Payee for U.S. federal income tax purposes.

“Payee Indemnified Party” has the meaning set forth in Section 7.1.

“Payee Indemnified Tax” means any withholding Tax (other than a Payee Connection Tax) withheld by any licensee, sublicensee, CNSide, or any other applicable withholding agent in respect of any payment made to the Payee pursuant to this Agreement or to CNSide (or its Affiliates) that are attributable to the Royalty Payments; provided that, notwithstanding the foregoing, Payee Indemnified Tax shall include any Tax resulting from or attributable to any action taken or caused to be taken by CNSide or its Affiliates or any failure of such Persons to provide any information that is necessary to establish an exemption, after the effective date hereof, that results in any additional withholding or deduction, which would not have resulted absent CNSide or any of its Affiliates taking, causing to be taken, or failing to take such action.

“Pending Arrangement” has the meaning set forth in Section 3.7(a).

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Purchase Agreement” has the meaning set forth in Section 2.2.

“Receiving Party” has the meaning set forth in Section 8.1.

“Royalty” has the meaning set forth in Section 2.1.

“Royalty Payment” means, for each calendar quarter that begins (i) from and after the Closing Date and (ii) on or prior to the expiration of the Royalty Term, the amount payable to the Payee set forth in Section 2.1.

“Royalty Payment Date” has the meaning set forth in Section 2.3(a).

“Royalty Report” has the meaning set forth in Section 5.1(b).

“Royalty Term” means the period commencing on the Closing Date and continuing until the date on which all principal, accrued and unpaid interest, fees, expenses and all other amounts owing to the Payee under the Notes (as defined in the Purchase Agreement) have been indefeasibly paid in full in cash or shares and the Notes have been terminated or cancelled.

“SEC” means the U.S. Securities and Exchange Commission.

“Specified Breach Event” means the breach of this Agreement by CNSide, as would reasonably be expected to have a Material Adverse Effect, where the Payee has provided notice of such breach to CNSide in writing and CNSide has not cured such breach within forty-five (45) days following receipt in writing of such notice of breach.

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, escheat or unclaimed property, sales, use, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including, in each case, (a) any interest, penalty or addition thereto and (b) whether disputed or not.

“Territory” means worldwide.

“Third Party” means any Person that is not a Party.

“Third Party Claim” means any claim, action, suit or proceeding by a Third Party, including any investigation by any Governmental Authority.

“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware.

“Unpaid Note Balance” means, as of any date of determination, the aggregate amount of all outstanding principal, accrued and unpaid interest, fees, expenses and all other amounts then owing to the Payee under the Notes.

Section 1.2. Rules of Construction.

(a) Unless the context otherwise requires, in this Agreement:

(i) a term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(ii) words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders;

(iii) the terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation”;

(iv) unless otherwise specified, references to a contract or agreement include references to such contract or agreement as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with its terms (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein), and include any annexes, exhibits and schedules hereto or thereto, as the case may be;

(v) any reference to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment, transfer or delegation set forth herein) and any reference to a Person in a particular capacity excludes such Person in other capacities;

(vi) references to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment thereof or any substitution therefor;

(vii) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(viii) the words “hereof,” “herein,” “hereunder” and similar terms shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles, Sections of, and Exhibits to, this Agreement unless otherwise specified;

(ix) the definitions of terms shall apply equally to the singular and plural forms of the terms defined;

(x) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”; and

(xi) where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

(b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Each Party acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

ARTICLE II.

ROYALTY AND GUARANTEE

Section 2.1. Royalty Obligation. During the Royalty Term, CNSide agrees to pay the Payee a quarterly Royalty Payment (the “Royalty”) in accordance with this Agreement equal to two and one-half percent (2.5%) of the gross revenues actually received by CNSide from Third Parties in the applicable calendar quarter for goods and services constituting the Business, determined in accordance with GAAP and CNSide’s consistent revenue recognition policies, (the “Covered Revenue”). Covered Revenue shall exclude only (i) refunds, rebates, credits and chargebacks actually paid or allowed to customers, (ii) sales, use, value-added and similar Taxes collected from customers and remitted to a Governmental Authority and (iii) amounts invoiced solely as reimbursement of identified third-party out-of-pocket costs, in each case without markup and only to the extent included in the gross amount received. Notwithstanding anything to the contrary in this Agreement, the Royalty payable with respect to any calendar quarter shall not exceed an amount equal to two and one-half percent (2.5%) of the Unpaid Note Balance as of the first day of such calendar quarter.

Section 2.2. Consideration. The Parties acknowledge and agree that CNSide’s agreement to pay the Royalty constitutes an inducement to the Payee to enter into the Purchase Agreement and acquire the Notes and is part of the consideration for the Payee’s participation in the transactions contemplated by that certain Securities Purchase Agreement, dated September 4, 2026, by and among Parent, the Payee and certain other investors party thereto (the “Purchase Agreement”).

Section 2.3. Payment of Royalty Payments to the Payee.

(a) CNSide shall pay to the Payee, by wire transfer of immediately available funds in U.S. dollars to such Payee’s Payee Account, such Payee’s Royalty Payment for each calendar quarter, or applicable portion thereof, occurring during the Royalty Term, promptly, but in any event no later than thirty (30) calendar days after the end of each calendar quarter (each such date, a “Royalty Payment Date”). For the calendar quarter in which the Closing Date occurs, Covered Revenue shall include only amounts actually collected on or after the Closing Date. For the calendar quarter in which the Royalty Term expires, Covered Revenue shall include only amounts actually collected on or before the expiration of the Royalty Term.

(b) A late fee of 1.5% per month (or, if lower, the maximum rate permitted by Applicable Law) will accrue on all unpaid amounts with respect to any Royalty Payment from the applicable Royalty Payment Date. The imposition and payment of a late fee shall not constitute a waiver of the Payee’s rights with respect to such payment default. Payment of such accrued late fee shall accompany payment of the outstanding Royalty Payment.

(c) On or prior to each Royalty Payment Date, CNSide shall provide to the Payee a written report pursuant to Section 5.1(b).

Section 2.4. No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Payee is being granted the Royalty and is not assuming any liability or obligation of CNSide or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, including any liability or obligation of CNSide under the Material Contracts. All such liabilities and obligations shall be retained by, and remain liabilities and obligations of, CNSide or its Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.5. Excluded Assets. The Payee does not, by receipt or acceptance of the right, title or interest granted hereunder, purchase, acquire or accept any assets or contract rights of CNSide under the Material Contracts or any other assets of CNSide.

Section 2.6. Guarantee.

(a) The Parent hereby unconditionally and irrevocably guarantees to the Payee and its respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Royalty Payments and all other obligations of CNSide to the Payee pursuant to this Agreement.

(b) Anything herein or in the Purchase Agreement to the contrary notwithstanding, the maximum liability of the Parent hereunder shall in no event exceed the amount which can be guaranteed by the Parent under applicable federal and state laws, including laws relating to the insolvency of debtors, fraudulent conveyance or transfer or laws affecting the rights of creditors generally.

(c) The Parent agrees that the Royalty Payments may at any time and from time to time exceed the amount of the liability of the Parent hereunder without impairing the guarantee contained in this Section 2.6 or affecting the rights and remedies of any Payee hereunder.

(d) The guarantee contained in this Section 2.6 shall remain in full force and effect until all the Royalty Payments and the obligations of the Parent under the guarantee contained in this Section 2.6 shall have been satisfied by indefeasible payment in full.

(e) No payment made by CNSide, the Parent, any other guarantor or any other Person or received or collected by any Payee from CNSide, the Parent, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Royalty Payments shall be deemed to release or otherwise affect the liability of the Parent hereunder which shall, notwithstanding any such payment (other than any payment made by the Parent in respect of the obligations of CNSide or any payment received or collected from the Parent in respect of the Royalty Payments), remain liable for the Royalty Payments up to the maximum liability of the Parent hereunder until the Royalty Payments are indefeasibly paid in full.

(f) Notwithstanding anything to the contrary in the guarantee contained in this Section 2.6, with respect to any defaulted non-monetary obligations of CNSide under this Agreement the specific performance of which by the Parent is not reasonably possible, the Parent shall only be liable for making the Payee whole on a monetary basis for CNSide’s failure to perform such obligations in accordance with this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE PAYOR PARTIES

The Payor Parties, jointly and severally, hereby make each of the following representations and warranties to the Payee:

Section 3.1. Organization.

(a) The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority, and all licenses, permits, registrations, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business, as now conducted, and to exercise its rights and to perform its obligations. The Parent is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not have a Material Adverse Effect).

(b) CNSide is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority, and all licenses, permits, registrations, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business, as now conducted, and to exercise its rights and to perform its obligations. CNSide is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not have a Material Adverse Effect).

(c) Other than CNSide, no subsidiary of the Parent has any ownership interest in, or assets relating to or otherwise necessary for, the Business.

Section 3.2. No Conflicts.

(a) The execution and delivery by the Payor Parties of this Agreement, the performance by the Payor Parties of their obligations hereunder or the consummation by the Payor Parties of the transactions contemplated hereby will not (i) contravene, conflict with or violate any term or provision of any of the organizational documents of the Payor Parties or any of their subsidiaries, (ii) contravene, conflict with or violate, or give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under, any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Payor Parties or any of their subsidiaries or any of their respective assets or properties may be subject or bound, except as would not have a Material Adverse Effect, (iii) result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of, or payment under, or cancel or terminate, (A) except as would not be reasonably expected to result in a Material Adverse Effect, to any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Payor Parties or any of their subsidiaries is a party or by which CNSide or any of its subsidiaries or any of their respective assets or properties is bound or committed (other than any Material Contract) or (B) any Material Contract, and (iv) except as provided in this Agreement result in or require the creation or imposition of any Lien on the Covered Revenue or the Royalty Payments.

(b) The Payor Parties have not granted, nor does there exist, any Lien on or relating to the Covered Revenue or the Royalty.

Section 3.3. Authorization. Each Payor Party has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the performance by each Payor Party of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of such Payor Party. This Agreement has been, and on or prior to Closing will be, duly executed and delivered by an authorized officer of each Payor Party. This Agreement constitutes the legal, valid and binding obligation of each Payor Party, enforceable against such Payor Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 3.4. Ownership. CNSide is the exclusive owner, or exclusive licensee, of the entire right, title (legal and equitable) and interest in, to and under the Covered Revenue. The Royalty being conveyed and granted to the Payee has not been conveyed or granted by CNSide to any other Person.

Section 3.5. Governmental and Third-Party Authorizations. The execution and delivery by each Payor Party of this Agreement, the performance by such Payor Party of its obligations hereunder and the consummation by such Payor Party of the transactions contemplated hereby do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by, or filing with, any Governmental Authority or any other Person, except (i) for the filing of the Closing 8-K with the SEC and (ii) the filing of UCC financing statements.

Section 3.6. Compliance with Laws. None of the Payor Parties nor any of their subsidiaries (a) has violated or is in violation of, has been given notice of any violation of, or, to the Knowledge of the Parent or CNSide, is under investigation with respect to or has been threatened to be charged with, any material violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit, registration or license granted, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation or consent order issued or entered by any Governmental Authority, in each case, in a manner that would be reasonably expected to materially and adversely affect the Covered Revenue.

Section 3.7. Material Contracts.

(a) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of CNSide and, to the Knowledge of CNSide, the Counterparties, enforceable against CNSide and, to the Knowledge of CNSide, the Counterparties in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, general equitable principles and principles of public policy. CNSide is not in material breach or violation of or in default under any of the Material Contracts. There is no event or circumstance that, upon notice or the passage of time, or both, would constitute or give rise to any material breach or default in the performance of any of the Material Contracts by CNSide or, to the Knowledge of CNSide, the Counterparties. Notwithstanding anything to the contrary in this Section 3.7, the representations and warranties set forth in this Section 3.7 do not apply to, and CNSide makes no representation or warranty with respect to, (i) any equipment leases, facility leases, or other contracts that are under negotiation or pending execution as of the date hereof, or (ii) any equipment or other assets for which CNSide has not yet obtained perfected title as of the date hereof (collectively, the “Pending Arrangements”). CNSide shall use commercially reasonable efforts to finalize the Pending Arrangements and obtain perfected title to such equipment and assets.

(b) CNSide has not received any notice of an intention by a Counterparty to terminate or breach any of the Material Contracts, in whole or in part, or challenging the validity or enforceability of any of the Material Contracts, or alleging that CNSide or a Counterparty is currently in material default of its obligations under any of a Material Contract.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PAYEE

The Payee hereby represents and warrants to the Payor Parties as follows:

Section 4.1. Organization. The Payee is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable.

Section 4.2. No Conflicts. The execution and delivery by such Payee of any of this Agreement, the performance by such Payee of its obligations hereunder or thereunder or the consummation by such Payee of the transactions contemplated hereby or thereby will not (i) contravene, conflict with or violate any term or provision of any of the organizational documents of such Payee, (ii) contravene, conflict with or violate, or give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under, in any material respect, any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which such Payee or any of its assets or properties may be subject or bound or (iii) result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give any Person any right to exercise any remedy, or accelerate the maturity or performance of, in any material respect, any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which such Payee is a party or by which such Payee or any of its assets or properties is bound or committed.

Section 4.3. Authorization. Such Payee has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery this Agreement and the performance by such Payee of its obligations hereunder have been duly authorized by such Payee. This Agreement has been duly executed and delivered by such Payee. This Agreement constitutes the legal, valid and binding obligation of such Payee, enforceable against such Payee in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and general equitable principles.

ARTICLE V.

COVENANTS

The Parties covenant and agree as follows:

Section 5.1. Books and Records; Notices.

(a) CNSide shall keep and maintain, or cause to be kept and maintained, at all times, full and accurate books and records adequate to reflect accurately (i) all financial information received and all amounts paid or received in respect of Covered Revenue, and (ii) all financial information in respect of the Royalty Payments.

(b) On or prior to each Royalty Payment Date, CNSide shall prepare and deliver a report to the Payee (the “Royalty Report”) setting forth in reasonable detail:

(i) the calculation of Covered Revenue for the applicable calendar quarter;

(ii) for the applicable calendar quarter, the calculation of the Royalty Payments payable to the Payee before application of the quarterly limitation set forth in Section 2.1;

(iii) the Unpaid Note Balance as of the last day of the applicable calendar quarter;

(iv) the maximum Royalty payable for such calendar quarter pursuant to Section 2.1;

(v) the Royalty payable after application of such limitation; and

(vi) with respect to the Covered Revenue, any foreign currency exchange rates used to calculate the Royalty Payments (which shall be the rate of exchange determined in a manner consistent with the CNSide’s method for calculating rates of exchange in preparation of the Parent’s annual financial statements in accordance with GAAP).

(c) Within five (5) Business Days after receipt by CNSide of (i) (x) notice of the commencement by any Third Party of, or (y) written notice from any Third Party threatening to commence, in either case any action, suit, arbitration proceeding, claim, demand, investigation or other proceeding relating to this Agreement, any Material Contract, any transaction contemplated hereby or thereby, or (ii) any other correspondence relating to the foregoing, CNSide shall (A) notify the Payee in writing of the receipt of such notice or correspondence and (B) provide the Payee with a written summary of all material details thereof or, to the extent not prohibited by obligations of confidentiality contained in the Material Contracts, respectively, if such notice is in writing, furnish the Payee with a copy thereof and any materials reasonably related thereto.

(d) CNSide shall provide the Payee with written notice within five Business Days after obtaining Knowledge of any of the following:

(i) the occurrence of any Bankruptcy Event in respect of CNSide; or

(ii) CNSide, any Affiliate, any Counterparty or any other Third Party receiving any notice of audit or regulatory action by a Governmental Authority in the Territory impacting in any material respect any of the Covered Revenue or the timing, amount or duration of the Royalty.

(e) CNSide shall notify the Payee in writing upon any change in, or amendment or alteration of, CNSide’s (i) legal name, (ii) form or type of organizational structure or (iii) jurisdiction of organization.

(f) CNSide shall notify the Payee in writing not more than thirty days after becoming aware that any Tax may be required to be withheld with respect to any payment to the Payee pursuant to the Agreement.

(g) Notwithstanding anything to the contrary in this Section 5.1, CNSide shall not provide any information or report required by Section 5.1 to any Payee to the extent such report or information includes information considered to be Material Nonpublic Information at the time of delivery (including, without limitation, Material Nonpublic Information and confidential information of any of CNSide’s customers). In such event, CNSide shall (x) provide notice to the Payee of the existence of Material Nonpublic Information in a report or information to be provided and (y) instead provide a redacted report which does not contain Material Nonpublic Information and delay delivery of the unredacted report until following the filing of CNSide’s current, quarterly or annual reports with the SEC. A Payee can waive compliance with this Section 5.1(g) at any time (and from time to time) upon written notice or request (email is sufficient) at any time, and in such case receive the information or reports required by Section 5.1 in unredacted form at the time periods contemplated herein.

Section 5.2. Public Announcement. No Party shall, and each Party shall cause its Affiliates not to, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), issue any press release or make any other public disclosure with respect to this Agreement or any of the transactions contemplated hereby, except if and to the extent that any such release or disclosure is required by Applicable Law, by the rules and regulations of any securities exchange or market on which any security of such Party may be listed or traded or by any Governmental Authority of competent jurisdiction, in which case, the Party proposing to issue such press release or make such public disclosure shall, to the extent reasonably practicable, (a) provide to the other Parties a copy of such proposed release or disclosure and (b) consider in good faith any comments or changes that the other Party may propose or suggest; provided that a Party may freely make any public disclosure identical to a disclosure previously reviewed by the other Party in accordance with the foregoing clauses (a) and (b). Notwithstanding the foregoing, the Payee understands and agrees that the Parent intends to file with the SEC a Current Report on Form 8-K shortly following Closing (the “Closing 8-K”) describing the material terms of the transactions contemplated by this Agreement; provided, that CNSide shall (x) provide to the Payee a draft of the Closing 8-K and any future SEC filings that materially change the description of the transactions contained herein from that which is in the Closing 8-K, (y) consider in good faith any comments or changes that the Payee may propose or suggest and (z) except to the extent required by Applicable Law, Parent may redact from the public disclosure as Confidential Information all financial and economic terms and all exhibits and schedules attached hereto, and confidential information regarding the strategies and other plans of CNSide for the Business. CNSide and the Payee shall jointly prepare a press release for dissemination promptly following the Closing, such press release to be agreed upon by the Payee and CNSide.

Section 5.3. Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to execute and deliver such other documents, certificates, instruments, agreements and other writings, take such other actions and perform such additional acts under Applicable Law as may be reasonably requested by the other Party and necessary to implement expeditiously the transactions contemplated by, and to carry out the purposes and intent of the provisions of, this Agreement.

(b) CNSide shall use its commercially reasonable efforts to comply in all material respects with all Applicable Laws with respect to this Agreement and the Covered Revenue, except where compliance therewith is being contested by CNSide in good faith by appropriate proceedings.

(c) CNSide shall not enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in any case that would reasonably be expected to conflict with this Agreement or serve or operate to limit, circumscribe or alter any of the Payee’ rights under this Agreement (or the Payee’ ability to exercise any such rights).

Section 5.4. Inspections and Audits of CNSide. Following the date hereof, upon at least five Business Days’ written notice and during normal business hours, no more frequently than once per calendar year, the Payee may cause an inspection and/or audit by an independent public accounting firm to be made of CNSide’s books of account for the three calendar years prior to the audit for the purpose of determining the correctness of the calculation of the Royalty Payments under this Agreement; provided, however, that no calendar year may be subject to more than one audit unless Specified Breach Event has occurred and is continuing. All of the out-of-pocket expenses of any inspection or audit requested by the Payee hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) otherwise payable by CNSide shall be borne solely by the Payee, unless the independent public accounting firm determines that Royalty Payments previously paid to the Payee during the period of the audit were underpaid by an amount greater than ten percent of the Royalty Payments actually paid during such period, in which case such expenses shall be borne by CNSide. Any such accounting firm or company shall not disclose the confidential information of CNSide to the Payee, except to the extent such disclosure is necessary to determine the correctness of Royalty Payments or otherwise would be included in a Royalty Report. All information obtained by the Payee as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE VIII. If any audit discloses any underpayments by CNSide to the Payee, then such underpayment, together with the late fees contemplated by Section 2.3(b), shall be paid by CNSide to the Payee (in the same manner as provided in Section 2.3(a)) within 30 calendar days of such underpayment being so disclosed. If any audit discloses any overpayments by CNSide to the Payee, then CNSide shall have the right to credit the amount of the overpayment against each subsequent quarterly Royalty Payment due to the Payee until the overpayment has been fully applied.

Section 5.5. Tax Matters.

(a) All payments to the Payee under this Agreement shall be made without any deduction or withholding for or on account of any Tax unless required by Applicable Law; provided that if any deduction or withholding for or on account of the Payee Indemnified Tax is required by Applicable Law to be made, and is made, by any applicable withholding agent in respect of any payment to a Payee under this Agreement or to CNSide (or its Affiliates) that are attributable to the Covered Revenue, then CNSide shall, within five Business Days after such deduction or withholding is made, make a payment to such Payee so that, after all such required deductions and withholdings are made by any applicable withholding agent (including any deductions and withholdings required with respect to any additional payments under this Section 5.5(a)), such Payee receives an amount equal to the amount that they would have received had no withholding of the Payee Indemnified Taxes been made.

Section 5.6. Existence. CNSide shall (a) preserve and maintain its existence (provided, however, that nothing in this Section 5.6 shall prohibit CNSide from entering into any merger or consolidation), (b) preserve and maintain its rights, franchises and privileges unless failure to do any of the foregoing would not reasonably be expected to have a Material Adverse Effect, (c) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such qualifications would reasonably be expected to have a Material Adverse Effect, including appointing and employing such agents or attorneys in each jurisdiction where it shall be necessary to take action under this Agreement, and (d) comply with its organizational documents, except, in the case of this clause (d), for any non-compliance that would not reasonably be expected to have a Material Adverse Effect. The Payee acknowledges and agrees (to the maximum extent permitted under Applicable Law), that the Payee shall not, and shall not cause any other Person to, petition for the bankruptcy of CNSide.

Section 5.7. Additional Sales; Liens.

(a) CNSide shall not create, incur, sell, issue, assume, enforce or suffer to exist any additional revenue interests (or similar economic equivalents) with respect to the Covered Revenue unless such additional revenue interests (or such economic equivalents) are subordinated to the Royalty as to payment and may create Liens securing Indebtedness, provided that such Liens and Indebtedness expressly permit the payment of all amounts due pursuant to this Agreement.

(b) No Payor Party shall transfer, assign or otherwise convey the Business or any material revenue-generating assets of the Business to any Affiliate unless such Affiliate executes a joinder to this Agreement and becomes a Payor Party hereunder.

(c) Any sale or other transaction between CNSide (or any Payor Party) and an Affiliate shall be deemed to have been made at arm’s length for purposes of calculating Covered Revenue, and the Royalty with respect to any goods or services provided through an Affiliate shall be computed based on the Affiliate’s third-party resale price (or, if there is no third-party resale, the fair market value of such goods or services as if sold to a Third Party at arm’s length).

Section 5.8. Change of Control; Covered Transaction.

(a) Notwithstanding anything to the contrary in this Agreement, in no event shall CNSide be a party to a Change of Control where CNSide is not the surviving Person, unless the surviving Person to such Change of Control expressly assumes all the obligations of CNSide under this Agreement, in which case such surviving Person shall succeed to, and be substituted for, CNSide under this Agreement and CNSide shall automatically be released and discharged from its obligations under this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, in no event shall CNSide be a party to a Covered Transaction, unless the acquirer or similar counterparty in such Covered Transaction expressly agrees in writing to be bound by the applicable provisions of this Agreement to the extent applicable to the rights and obligations conveyed under such Covered Transaction. In the event of Covered Transaction resulting in the full assignment of all rights and obligations of CNSide under this Agreement, the acquirer or similar counterparty shall succeed to, and be substituted for, CNSide under this Agreement.

Section 5.9. Material Contracts. CNSide shall comply in all material respects with its obligations under the Material Contracts and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. CNSide shall use its commercially reasonable efforts to cure any material breaches by it under any Material Contract.

ARTICLE VI.

THE CLOSING

Section 6.1. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at 9:00 a.m., Eastern Standard Time on the date hereof (the “Closing Date”) by electronic exchange of signatures, or on such other date, at such other time or at such other place, in each case as the Parties mutually agree.

Section 6.2. Closing Deliverables of the Payor Parties. At the Closing, each of the Payor Parities shall deliver or cause to be delivered to the Payee the following:

(a) a duly executed certificate of an executive officer of such Payor Party dated as of the Closing Date and (i) attaching copies, certified by such officer as true and complete, of (x) the organizational documents of such Payor Party and (y) resolutions of the governing body of such Payor Party authorizing and approving the execution, delivery and performance by such Payor Party of this Agreement and the transactions contemplated hereby and thereby, (ii) setting forth the incumbency of the officer or officers of such Payor Party who have executed and delivered this Agreement, including therein a signature specimen of each such officer or officers and (iii) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of such Payor Party’s jurisdictions of organization, stating that such Payor Party is in good standing under the laws of such jurisdictions; and

(b) duly executed IRS Form W-9s from such Payor Party certifying that such Payor Party is a United States person as defined in Section 7701(a)(30) of the Code and exempt from U.S. federal backup withholding.

Section 6.3. Closing Deliverables of the Payee. At the Closing, the Payee shall deliver or cause to be delivered to the Payor Parties the following:

(a) a duly executed IRS Form W-9 from the Payee certifying they are a United States person as defined in Section 7701(a)(30) of the Code and exempt from U.S. federal backup withholding.

(b) Account information of the Payee’s Payee Account.

Section 6.4. Lockbox Account; Collection Account; Account Control Agreement.

(a) Upon written notice by the Payee, CNSide will establish the Lockbox Account within 30 days of the receipt of such notice for the purpose of depositing all payments to be made by any account debtors with respect to any payments relating to Covered Revenue. Upon the establishment of the Lockbox Account, CNSide will instruct all such account debtors to remit any amounts owed to CNSide in respect of Covered Revenue to the Lockbox Account. To the extent any payments related to Covered Revenue are paid directly to CNSide or the Parent, all such payments shall be remitted to the Lockbox Account no less than quarterly.

(b) Upon written notice by the Payee, CNSide will establish the Collection Account within 30 days of the receipt of such notice and cause all funds on deposit in the Lockbox Account to be swept daily to the Collection Account. With respect to any amounts that are deposited in the Collection Account, so long as all payment obligations of CNSide to the Payee under this Agreement have been made, (i) a minimum of 35% of such amounts shall remain in the Collection Account until the Royalty Payment Date immediately following the date of such deposits and may not be transferred to any other account and (ii) any remaining amounts may be disbursed to another account of a Payor Party from time to time at the direction of CNSide. On each Royalty Payment Date, CNSide shall instruct the Account Bank to disburse to the Payee an amount equal to the lesser of (x) the funds on deposit in the Collection Account and (y) the aggregate amount of all Royalty Payments for such Royalty Payment Date. If the amount to be disbursed to the Payee on any Royalty Payment Date pursuant to the preceding sentence is less than the aggregate amount of all Royalty Payments to which the Payee is entitled, CNSide shall pay the amount of such shortfall to the Payee on such Royalty Payment Date.

(c) In the event of any failure by CNSide or the Parent to pay amounts owed to the Payee when and as required to be paid pursuant to this Agreement, which failure to pay continues for more than five (5) Business Days after receipt of written notice from the Payee, the Payee shall have the right to exercise all of the Payee’s rights and remedies under Article VII and the Account Control Agreement.

(d) CNSide shall pay all fees, expenses and charges of the Account Bank pursuant to the terms of the Account Control Agreement by depositing sufficient funds into the Lockbox Account when such fees, charges and expenses are due. Each Payor Party agrees that all Royalty Payments deposited into the Lockbox Account are to be held in trust for the benefit of the Payee, and that each Payor Party disclaims and waives any claim or interest in such Royalty Payments, so that the Payee may be assured of receiving the Royalty Payments owed to the Payee.

(e) No Payor Party shall have any right to terminate the Lockbox Account or the Collection Account without the Payee’s prior written consent.

ARTICLE VII.

INDEMNIFICATION

Section 7.1. Indemnification by the Payor Parties. The Payor Parties, jointly and severally, agree to indemnify, defend and hold harmless the Payee and their respective Affiliates and any or all of their respective partners, directors, trustees, officers, managers, employees, members, agents and controlling persons (each, a “Payee Indemnified Party”) harmless from and against, and will pay to the Payee Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Payee Indemnified Party, whether or not involving a Third Party Claim, arising out of or resulting from (a) any material breach of any representation or warranty made by CNSide in this Agreement or in any certificate delivered by CNSide to the Payee in writing pursuant to this Agreement, (b) any material breach of or default under any covenant or agreement of CNSide in this Agreement, (c) any Excluded Liabilities and Obligations, (d) any Third Party Claims relating to the conduct of the Business (excluding any such claims arising out of or resulting from (i) the negligence or willful misconduct of any Payee Indemnified Party, (ii) any breach by the Payee of this Agreement, or (iii) any actions taken by CNSide at the written direction or request of any Payee), or (e) any brokerage or finder’s fees or commissions or similar amounts incurred or owed by CNSide or any of its Affiliates to any brokers, financial advisors or comparable other Persons retained or employed by any of them in connection with the transactions contemplated by this Agreement.

Section 7.2. Indemnification by the Payee. The Payee agree to indemnify and hold CNSide and its Affiliates and any or all of their respective partners, directors, officers, managers, members, employees, agents and controlling Persons (each, a “CNSide Indemnified Party”) harmless from and against, and will pay to the CNSide Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such CNSide Indemnified Party, whether or not involving a Third Party Claim, arising out of (a) any breach of any representation or warranty made by the Payee in this Agreement or any certificate delivered by the Payee to CNSide in writing pursuant to this Agreement, (b) any breach of or default under any covenant or agreement of the Payee in this Agreement or (c) any brokerage or finder’s fees or commissions or similar amounts incurred or owed by the Payee to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement. Any amounts due to any CNSide Indemnified Party hereunder shall be payable by the Payee to such CNSide Indemnified Party upon demand.

Section 7.3. Claims. A claim by an indemnified party under this ARTICLE VII for any matter in respect of which such indemnified party would be entitled to indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party, which notice shall contain (a) a description and the amount of any Losses incurred or suffered or reasonably expected to be incurred or suffered by the indemnified party, (b) a statement that the indemnified party is entitled to indemnification under this ARTICLE VII for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses. For all purposes of this Section 7.3, CNSide shall be entitled to deliver such notices of demand to the Payee on behalf of CNSide Indemnified Parties, and the Payee shall be entitled to deliver such notices of demand to CNSide on behalf of the Payee Indemnified Parties.

Section 7.4. Survival. All representations and warranties made in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of one (1) year. All covenants made in this Agreement shall survive the execution and delivery of this Agreement until the expiration of the Royalty Term.

Section 7.5. Remedies. Except in the case of actual fraud, intentional misrepresentation, intentional wrongful acts, intentional breach, bad faith or willful misconduct and except as set forth in Section 10.1, (a) the indemnification afforded by this ARTICLE VII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a Party in connection with any breach of any representation or warranty made by a Party in this Agreement or any certificate delivered by a Party to the other Party in writing pursuant to this Agreement or any breach of or default under any covenant or agreement by a Party pursuant to this Agreement and (b) the Payee acknowledge and agree that the Payee, together with their Affiliates and representatives, has made its own investigation of the Covered Revenue and the transactions contemplated by this Agreement and is not relying on, and shall have no remedies in respect of, any implied warranties or upon any representation or warranty whatsoever as to the future amount or potential amount of the Covered Revenue.

Section 7.6. Limitations. Neither any CNSide Indemnified Party nor any Payee Indemnified Party shall have any liability for, or Losses be deemed to include, any special, punitive or exemplary damages, whether in contract or tort, regardless of whether the other Party shall be advised, shall have reason to know, or in fact shall know of the possibility of such damages suffered or incurred by any such CNSide Indemnified Party or any such Payee Indemnified Party in connection with this Agreement or any of the transactions contemplated hereby . Notwithstanding the foregoing, the limitations set forth in this Section 7.6 shall not apply to any claim for indemnification hereunder in the case of actual fraud, intentional misrepresentation, intentional wrongful acts, intentional breach, bad faith or willful misconduct.

ARTICLE VIII.

CONFIDENTIALITY

Section 8.1. Confidentiality. Except as provided in this ARTICLE VIII or otherwise agreed in writing by the Parties, the Parties agree that, during the term of this Agreement and until the tenth anniversary of the date of termination of this Agreement, each Party (the “Receiving Party”) shall keep confidential, and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder), any information (whether written or oral, or in electronic or other form) furnished to it by or on behalf of the other Party (the “Disclosing Party”) pursuant to this Agreement, including the terms of this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a) was already in the Receiving Party’s possession on a non-confidential basis prior to its disclosure to it by the Disclosing Party, or becomes known to the Receiving Party from a source other than the Disclosing Party and its representatives without any breach of this Agreement, in each case as evidenced by written records (provided that if such information was disclosed to the Receiving Party on a non-confidential basis by a source that is not the Disclosing Party, such source to the knowledge of the Receiving Party had the right to disclose such information to the Receiving Party without any legal, contractual or fiduciary obligation to, any person with respect to such information);

(b) is or becomes generally available to the public other than as a result of an act or omission by the Receiving Party or its Affiliates in breach of this Agreement; or

(c) was independently developed by the Receiving Party, as evidenced by written records, without use of or reference to the Confidential Information or in violation of the terms of this Agreement.

Section 8.2. Permitted Disclosure. In the event that the Receiving Party or its Affiliates or any of its or its Affiliates’ representatives are requested by a governmental or regulatory authority or required by Applicable Law, regulation or legal process (including the regulations of a stock exchange or governmental or regulatory authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, the Receiving Party shall promptly, to the extent permitted by Applicable Law, notify the Disclosing Party in writing of such request or requirement so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy (and if the Disclosing Party seeks such an order or other remedy, the Receiving Party will provide such cooperation, at the Receiving Party’s sole expense, as the Disclosing Party shall reasonably request). If no such protective order or other remedy is obtained and the Receiving Party or its Affiliates or its or its Affiliates’ representatives are, in the view of their respective counsel (which may include their respective internal counsel), legally required to disclose Confidential Information, the Receiving Party or its Affiliates or its or its Affiliates’ representatives, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that the Receiving Party or its Affiliates or its or its Affiliates’ representatives, as the case may be, are required to disclose and will exercise commercially reasonable efforts, at the Disclosing Party’s sole expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, the Receiving Party will not oppose action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding the foregoing, notice to the Disclosing Party shall not be required where disclosure is made (i) in response to a request by a governmental or regulatory authority having competent jurisdiction over the Receiving Party, its Affiliates or its or its Affiliates’ representatives, as the case may be, or (ii) in connection with a routine examination by a regulatory examiner, where in each case such request or examination does not expressly reference the Disclosing Party, its Affiliates, the Covered Revenue or this Agreement. The Receiving Party may disclose Confidential Information to its Affiliates, its and their employees, directors, officers, contractors, agents, and representatives, and to potential or actual acquirers, merger partners, permitted assignees, investment bankers, investors, limited partners, partners, lenders, or other financing sources (including, in the case of CNSide, any party evaluating the acquisition of any portion of the Covered Revenue that are not included in the Covered Revenue), and their respective directors, employees, contractors and agents; provided that such person or entity agrees to confidentiality and non-use obligations with respect thereto at least as stringent as those specified for in this Article VIII. Further, notwithstanding anything contained in this Article VIII to the contrary, CNSide or Parent may disclose Confidential Information to the extent such disclosure is reasonably necessary to comply with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or with any rule, regulation or legal process promulgated by the SEC or a stock exchange, subject to CNSide’s obligations set forth in Section 5.2.

ARTICLE IX.

TERMINATION

Section 9.1. Termination of Agreement.

(a) This Agreement and the obligation of CNSide to pay the Royalty shall automatically terminate, without further action by any Party, upon expiration of the Royalty Term.

(b) This Agreement may be terminated by mutual written consent of the Payee, on the one hand, and the Payor Parties, on the other hand.

(c) Effect of Termination. Upon the termination of this Agreement pursuant to Section 9.1(a) or Section 9.1(b), this Agreement shall become void and of no further force and effect; provided, however, that (a) the provisions of Section 5.2, ARTICLE VII, ARTICLE VIII, this ARTICLE IX and ARTICLE X shall survive such termination and shall remain in full force and effect, and (b) nothing contained in this Section 9.1 shall relieve any Party from liability for any breach of this Agreement that occurs prior to such termination, including CNSide’s obligations to pay Royalty Payments that become due prior to such termination. For the avoidance of doubt, termination of this Agreement shall not affect CNSide’s obligation to pay any Royalty attributable to Covered Revenue collected during the Royalty Term, whether such Royalty becomes calculable or payable before or after the expiration of the Royalty Term.

ARTICLE X.

MISCELLANEOUS

Section 10.1. Specific Performance. Each Party acknowledges and agrees that, if it fails to perform any of its obligations under this Agreement, the other Parties will have no adequate remedy at law. In such event, each Party agrees that the other Parties shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

Section 10.2. Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent by registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier (costs prepaid and receipt requested), (c) on the date personally delivered to an authorized officer of the Party to which sent or (d) on the date transmitted by e-mail with a confirmation of receipt, addressed to the recipient as follows:

if to CNSide, to:

CNSide Diagnostics, LLC

c/o Cerenome, Inc.

6420 Levit Green Boulevard

Suite 310

Houston, TX 77021

Attn: Andrew Sims

E-mail: asims@cerenome.com

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP

1251 Avenue of the Americas

New York, NY 10020

Attn: David E. Danovitch, Esq.

E-mail: ddanovitch@sullivanlaw.com

if to the Payee, to:

3i, LP

2 Wooster Street, 2nd Floor

New York, NY 10013

Attn: Maier J. Tarlow

E-mail: operations@3ifund.com

with a copy (which shall not constitute notice) to:

Honigman LLP

2290 First National Building

660 Woodward Avenue

Detroit, MI 48226

Attn: Michael J. Rosenberg, Esq. and N. Danny Shulman, Esq.

E-mail: mrosenberg@honigman.com and nshulman@honigman.com

Each Party may, by notice given in accordance herewith to the other Party, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 10.3. Successors and Assigns. CNSide shall not be entitled to assign any of their rights or delegate any of its obligations under this Agreement without the prior written consent of the Payee. The Payee may, without the consent of CNSide, assign any of its rights and delegate any of its obligations under this Agreement without restriction to any entity or entities. In connection with any such assignment by such Payee, if requested, CNSide shall be provided with an IRS Form W-9 or applicable IRS Form W-8, as appropriate, with respect to such assignee. Each Party shall give written notice to the other Parties of any assignment permitted by this Section 10.3. Any purported assignment of rights or delegation of obligations in violation of this Section 10.3 will be void. Subject to the foregoing, this Agreement will apply to, be binding upon, and inure to the benefit of, the successors and permitted assigns of the Parties.

Section 10.4. Independent Nature of Relationship. The relationship between CNSide and the Payee is solely that of sellers and Payee, and neither CNSide nor the Payee has any fiduciary or other special relationship with the other Party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute CNSide and the Payee as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Parties agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Authority.

Section 10.5. Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, constitute a complete and exclusive statement of the terms of agreement between the Parties, and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties, with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits or Schedules hereto) has been made or relied upon by any Party.

Section 10.6. Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) Each Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the Supreme Court of the State of New York, Borough of Manhattan, for purposes of any claim, action, suit or proceeding arising out of this Agreement or any of the transactions contemplated hereby, and agrees that all claims in respect thereof shall be heard and determined only in such courts. Each Party agrees to commence any such claim, action, suit or proceeding only in the United States District Court for the Southern District of New York or, if such claim, action, suit or proceeding cannot be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, Borough of Manhattan, and agrees not to bring any such claim, action, suit or proceeding in any other court. Each Party hereby waives, and agrees not to assert in any such claim, action, suit or proceeding, to the fullest extent permitted by Applicable Law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property is immune from any legal process issued by such courts or (iii) any claim, action, suit or proceeding commenced in such courts is brought in an inconvenient forum. Each Party agrees that a final judgment in any such claim, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each Party acknowledges and agrees that this Section 10.6(b) constitutes a voluntary and bargained-for agreement between the Parties.

(c) The Parties agree that service of process in any claim, action, suit or proceeding referred to in Section 10.6(b) may be served on any Party anywhere in the world, including by sending or delivering a copy of such process to such Party in any manner provided for the giving of notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law. Each Party waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

Section 10.7. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

Section 10.8. Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall remain in full force and effect and be enforceable in accordance with its terms. Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 10.9. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Any counterpart may be executed by facsimile or other similar means of electronic transmission, including “PDF”, and such facsimile or other electronic transmission shall be deemed an original.

Section 10.10. Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Parties. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on any Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.11. No Third Party Rights. Other than the Parties, no Person will have any legal or equitable right, remedy or claim under or with respect to this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a Party. CNSide shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the CNSide Indemnified Parties and the Payee shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Payee Indemnified Parties.

Section 10.12. Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

{SIGNATURE PAGES FOLLOW}

[Signature Page to Royalty Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

PAYOR PARTIES:

CERENOME, INC.

By:
Name:
Title:

CNSIDE DIAGNOSTICS, LLC

By:
Name:
Title:

[Signature Page to Royalty Sale Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

THE PAYEE:

3i, LP

By:	3i Management LLC

By:
Name: Maier J. Tarlow
Title: Manager

Exhibit A

Payee Account

[To be provided at Closing]